Exhibit 99

Palatin Technologies, Inc. Reports Fourth Quarter
and Fiscal Year End 2015 Results

CRANBURY, NJ – September 21, 2015 – Palatin Technologies, Inc. (NYSE MKT: PTN), a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential, today announced results for its fourth quarter and fiscal year ended June 30, 2015.

Fiscal Year Ended June 30, 2015 and Recent Highlights
●	Bremelanotide development for Female Sexual Dysfunction (FSD):
o
Palatin initiated Protocols 301 and 302 of its Phase 3 reconnect study in the United States and Canada for the treatment of FSD in December 2014 and January 2015, respectively. Further information on the trial protocols can be found at clinicaltrials.gov.

■	The two Phase 3 studies are progressing as planned and meeting target objectives.
■	Enrollment is greater than 50% to date and is expected to be completed in the fourth quarter of calendar year 2015.
■	Top-line data is expected to be available in the third quarter of calendar year 2016.
■
The clinical trials are designed to randomize approximately 1100 women (~550 per trial) to evaluate the efficacy and safety of subcutaneous bremelanotide in premenopausal women with hypoactive sexual desire disorder as an on-demand, as-needed treatment. For further information visit reconnectstudy.com.

●	Business Development
o	FSD Program
■
August 2014, Palatin entered into a license agreement with Gedeon Richter (Richter) to co-develop and commercialize bremelanotide for FSD in the European Union, other European countries and additional selected countries. Palatin received €7.5 million ($9.8 million) in total upfront payments from Richter, and a milestone payment of €2.5 million ($3.1 million) upon the initiation of its Phase 3 clinical trial program in the United States.

■
September 2015, Palatin entered into a termination agreement pursuant to which Palatin and Richter agreed to mutually and amicably terminate the license agreement. In connection with this termination, all rights and licenses to co-develop and commercialize bremelanotide for FSD indications held by Richter have terminated and reverted back to Palatin. Neither we nor Gedeon Richter have any future material obligations under the license agreement. There are no payment or reimbursement obligations as a result of the license agreement termination.

■	Palatin now has the global rights to bremelanotide for FSD, providing the Company and its business development efforts with additional options and flexibility.
■	Palatin is actively engaged in licensing and collaboration discussions with multiple companies for both global and regional commercial rights to bremelanotide.
o	Natriuretic Peptide Program for Heart Failure (HF)
■	Palatin is advancing its lead compound, PL-3994, towards a Phase 2A multiple dose study in HF patients.
■	The Company is actively engaged in licensing and collaboration discussions with multiple companies for both global and regional rights.
o	MC1r Anti-Inflammatory Program
■	Palatin is advancing its lead compound, PL-8177, towards a Phase 1 clinical trial.
■	The Company is actively engaged in licensing and collaboration discussions with multiple companies for both global and regional rights.

o	MC4r Agonist Program for Obesity/Diabetes
■
The research collaboration and license agreement dated January 2007 with AstraZeneca (AZ) expired because AZ ceased developing a compound covered by the agreement.  All rights and licenses that we granted to AZ were returned to Palatin upon expiration of the agreement.

■	Palatin is advancing its lead compound, PL-8905, towards a Phase 1 clinical trial.
■	The Company is actively engaged in licensing and collaboration discussions with multiple companies for both global and regional rights.

●	Financing Transactions
o	July 2015, Palatin closed on $30 million of debt and equity financing consisting of:
■	$10 million venture loan, which includes an interest-only payment period for the first eighteen months of a four year secured term loan.
■	$20 million private placement of Series E warrants to purchase 21,917,808 shares of common stock and Series F warrants to purchase 2,191,781 shares of common stock.
o	December 2014, Palatin closed on $30 million of debt and equity financing consisting of:
■	$10 million venture loan, which includes an interest-only payment period for the first eighteen months of a four year secured term loan.
■	$20 million private placement of 2,050,000 shares of common stock and Series warrants to purchase 24,919,325 shares of common stock.

●	Intellectual Property - Palatin obtained patents during the year:
o
U.S. Patent 8,828,926 issued September 9, 2014, claiming uses of Palatin’s PL-3994 natriuretic peptide receptor product candidate for treatment of acute asthma and chronic obstructive pulmonary disease.

o
U.S. Patent 8,846,601 issued September 30, 2014, claiming melanocortin receptor 4 specific peptides with potential utility for treatment of obesity, metabolic syndrome, diabetes and sexual dysfunction.

o	U.S. Patent 8,877,890 issued November 2014, claiming melanocortin receptor-1 cyclic peptides with potential application in treatment of inflammatory and dermatologic disease indications.
o	U.S. Patent 8,933,194 issued January 13, 2015, claiming linear melanocortin receptor 1 specific peptides

●	In December 2014, Palatin received $0.5 million in net proceeds from the sale of New Jersey State net operating loss carryforwards.

Fourth Quarter and Fiscal Year Ended 2015 Results

Palatin reported a net loss of $12.1 million, or $(0.09) per basic and diluted share, for the quarter ended June 30, 2015, compared to a net loss of $4.3 million, or $(0.04) per basic and diluted share, for the same period in 2014.

-More-

The increase in net loss for the quarter ended June 30, 2015 compared to the net loss for the quarter ended June 30, 2014 was the result of an increase in operating expenses primarily related to our bremelanotide for FSD Phase 3 development program.

For the year ended June 30, 2015, Palatin reported a net loss of $17.7 million, or $(0.15) per basic and diluted share compared to a net loss of $13.9 million, or $(0.13) per basic and diluted share for the year ended June 30, 2014.

The increase in net loss for the year ended June 30, 2015, compared to the net loss for the year ended June 30, 2014 was mainly attributable to the development costs for the initiation and progression of the Phase 3 clinical trials of bremelanotide for FSD.

Revenue

For the year ended June 30, 2015, Palatin recognized $12.9 million of license and contract revenue under the agreement with Gedeon Richter. There were no revenues recorded in the quarter ended June 30, 2015 or in the year ended June 30, 2014.

Operating Expenses

Operating expenses for the quarter ended June 30, 2015 were $11.8 million, compared to $4.3 million for the comparable quarter of 2014. For the year ended June 30, 2015, Palatin incurred $30.2 million of operating expenses, compared to $15.8 million for the year ended June 30, 2014.

The increase in operating expenses for the year and quarter ended June 30, 2015 was primarily the result of higher period costs related to Phase 3 clinical trial program costs for bremelanotide for the treatment of FSD.

Cash Position

Palatin’s cash and cash equivalents were $27.3 million as of June 30, 2015 compared to cash and cash equivalents of $12.2 million at June 30, 2014. Current liabilities were $7.4 million as of June 30, 2015, compared to $1.8 million, net of $1.0 million of deferred income, as of June 30, 2014.

Palatin believes that its existing capital resources, together with approximately $29.7 million received from the July 2015 financings will be adequate to fund planned operations through the quarter ending September 30, 2016.  Assuming the Phase 3 clinical trials of bremeloanotide for FSD are successful, as to which there can be no assurance, the Company will need additional funding to complete submission of required regulatory applications to the FDA for bremelanotide for FSD.

-More-

CONFERENCE CALL / WEBCAST
Palatin will host a conference call and webcast on September 21, 2015 at 11:00 a.m. Eastern time to discuss the results of operations and an update on corporate developments in greater detail.  Individuals interested in listening to the conference call live can dial 1-888-505-4369 (domestic) or 1-719-325-2393 (international), pass code 989803.  The webcast and replay can be accessed by logging on to the “Investor/Media Center-Webcasts” section of Palatin’s website at http://www.Palatin.com.

A telephone and webcast replay will be available approximately one hour after the completion of the call.  To access the telephone replay, dial 1-888-203-1112 (domestic) or 1-719-457-0820 (international), pass code 989803.  The webcast and telephone replay will be available through September 28, 2015.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential.  For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com.

Forward-looking Statements
Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about clinical trial results, potential actions by regulatory agencies including the FDA, regulatory plans, development programs, business development and licensing programs, proposed indications for product candidates and market potential for product candidates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, entering into marketing and distribution agreements, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors, LLC
Chief Operating Officer / Chief Financial Officer	Managing Director
Tel: (609) 495-2200 / info@Palatin.com	Tel: (646) 597-6992 / Paul@LifeSciAdvisors.com

###
(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Statements of Operations

	Year Ended June 30,
	2015	2014	2013

REVENUES:
License and contract	$12,951,730	$-	$10,361

OPERATING EXPENSES:
Research and development	24,560,233	10,826,921	10,528,691
General and administrative	5,677,654	4,960,731	5,066,830
Total operating expenses	30,237,887	15,787,652	15,595,521

Loss from operations	(17,286,157)	(15,787,652)	(15,585,160)

OTHER INCOME (EXPENSE):
Investment income	35,439	18,923	42,734
Interest expense	(661,697)	(6,211)	(8,411)
Foreign exchange transaction loss	(284,656)	-	-
Increase in fair value of warrants	-	-	(7,069,165)
Gain on disposition of supplies and equipment	-	-	4,620
Total other income (expense), net	(910,914)	12,712	(7,030,222)

Loss before income taxes	(18,197,071)	(15,774,940)	(22,615,382)
Income tax benefit	531,508	1,846,646	1,753,208

NET LOSS	$(17,665,563)	$(13,928,294)	$(20,862,174)

Basic and diluted net loss per common share	$(0.15)	$(0.13)	$(0.21)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	121,014,506	106,679,476	97,618,714

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Balance Sheets

	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$27,299,268	$12,184,605
Prepaid expenses and other current assets	1,896,747	156,393
Total current assets	29,196,015	12,340,998

Property and equipment, net	123,158	160,748
Other assets	155,279	57,308
Total assets	$29,474,452	$12,559,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,106,484	$261,280
Accrued expenses	6,223,483	1,508,958
Capital lease obligations	25,871	-
Unearned revenue	-	1,000,000
Total current liabilities	7,355,838	2,770,238

Notes payable, net of discount	9,781,086	-
Capital lease obligations	41,749	-
Other non-current liabilities	91,304	-
Total liabilities	17,269,977	2,770,238

Stockholders’ equity:
Preferred stock of $0.01 par value – authorized 10,000,000 shares;
Series A Convertible; issued and outstanding 4,697 shares as of June 30, 2015 and 2014, respectively	47	47
Common stock of $0.01 par value – authorized 300,000,000 shares;
issued and outstanding 57,128,433 shares as of June 30, 2015 and 39,416,595 as of June 30, 2014, respectively	571,284	394,166
Additional paid-in capital	303,332,460	283,428,356
Accumulated deficit	(291,699,316)	(274,033,753)
Total stockholders’ equity	12,204,475	9,788,816
Total liabilities and stockholders’ equity	$29,474,452	$12,559,054